As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-110252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	84-0800747 (I.R.S. Employer Identification Number)

14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
(303) 278-8464
(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James K. B. Hesketh
President and Chief Executive Officer
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
(303) 278-8464
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Richard J. Mattera, Esq.
Hogan & Hartson LLP
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-110252) (the “Registration Statement”) of Canyon Resources Corporation (the “Company”) pertaining to 6,128,490 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2003. The Registration Statement became effective on November 20, 2003. The Registration Statement registered 6,128,490 shares of Common Stock that were sold or were underlying warrants that were sold during September 2003 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In these transactions, warrants were issued to purchase 2,307,392 shares of Common Stock at an exercise price of $2.16 per share (the “Warrants”). On May 19, 2006, the board of directors of the Company approved the extension of the expiration date of those Warrants not previously exercised (exercisable for 2,199,836 shares of Common Stock) (the “Remaining Warrants”) from June 1, 2006 to June 1, 2007. On June 1, 2007, all of the Remaining Warrants expired without being exercised.
     In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes 2,199,836 shares of Common Stock from registration under the Registration Statement that represent the shares of Common Stock underlying the Remaining Warrants as well as any other shares of Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on this 29th day of June, 2007.

CANYON RESOURCES CORPORATION.
By:	/s/ James K. B. Hesketh
James K. B. Hesketh
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on by the following persons in the capacities and on the dates indicated:

Signature	Capacity in Which Signed	Date

/s/ James K. B. Hesketh James K. B. Hesketh	President and Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2007

/s/ David P. Suleski David P. Suleski	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2007

/s/ Richard H. De Voto Richard H. De Voto	Director	June 29, 2007

/s/ Leland O. Erdahl Leland O. Erdahl	Director	June 29, 2007

/s/ David K. Fagin David K. Fagin	Director	June 29, 2007

/s/ Ronald D. Parker Ronald D. Parker	Director	June 29, 2007